ASSIGNMENT AND ASSUMPTION OF

MANAGEMENT AGREEMENT AND EXPENSE LIMITATION AGREEMENT

THIS AGREEMENT (this “Assignment Agreement”) is by and among William Blair & Company, L.L.C. (“WBC”), William Blair Investment Management, LLC (“WBIM”) and the William Blair Funds (the “Trust”), on behalf of each series of the Trust (each a “Fund” and collectively, the “Funds”).

WHEREAS, the Trust, on behalf of each of the Funds, and WBC have entered into a Management Agreement, dated as of December 15, 1999, as amended (the “Management Agreement”), pursuant to which WBC provides investment management services to the Funds for compensation based on the value of the average daily net assets of the Funds;

WHEREAS, the Trust, on behalf of certain of the Funds, and WBC have entered into an Amended and Restated Expense Limitation Agreement, dated as of May 1, 2015 (the “Expense Limitation Agreement”), pursuant to which the expenses of one or more of the Funds (or a class of a Fund) are maintained at a level below which such Fund or one or more of its classes may otherwise be subject;

WHEREAS, WBC plans on restructuring (the “Restructuring”) the investment management services it provides to the Trust by reorganizing such services into WBIM, and WBIM, pursuant to this Assignment Agreement, will assume the Management Agreement and the Expense Limitation Agreement, each in its entirety, and WBIM will perform and be bound by all of the terms of the Management Agreement and the Expense Limitation Agreement and the obligations and duties of WBC thereunder; and

WHEREAS, based on an opinion of WBC’s counsel, the Restructuring will not result in a change of control or management, and thus will not constitute an “assignment” of the Management Agreement under the Investment Company Act of 1940, as amended.

NOW, THEREFORE, the parties hereto agree as follows:

1.       The Management Agreement and the Expense Limitation Agreement, each in effect between the Trust and WBC, are hereby assumed in their entirety by WBIM, and references to WBC shall be deemed to be replaced with references to WBIM.

2.       WBIM agrees to perform and be bound by all of the terms of the Management Agreement and the Expense Limitation Agreement and the obligations and duties of WBC thereunder.

3.       This Assignment Agreement shall become effective upon the effective date of the Restructuring.

4.       The Management Agreement and the Expense Limitation Agreement shall each continue in full force and effect as set forth therein for the remainder of each of their respective terms.

IN WITNESS WHEREOF, the undersigned have executed this Assignment Agreement.

WILLIAM BLAIR & COMPANY, L.L.C.		WILLIAM BLAIR INVESTMENT MANAGEMENT, LLC

By:	/s/ Arthur J. Simon	By:	/s/ Arthur J. Simon
Name: Arthur J. Simon Title: General Counsel & Partner Date: June 30, 2015		Name: Arthur J. Simon Title: General Counsel & Partner Date: June 30, 2015

WILLIAM BLAIR FUNDS

By:	/s/ Michelle R. Seitz
Name: Michelle R. Seitz Title: President Date: June 30, 2015

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